UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PATRICK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 16, 2018
TO OUR SHAREHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Patrick Industries, Inc., an Indiana corporation, will be held at The Studio-Patrick Design Center, 420 Roske Drive, Elkhart, Indiana, on Wednesday, May 16, 2018 at 10:00 A.M., Eastern Time, for the following purposes:

1.	To elect eight directors to the Board of Directors to serve until the 2019 Annual Meeting of Shareholders;

2.	To ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for fiscal year 2018;

3.	To approve an amendment to the Company's Restated Articles of Incorporation to provide shareholders the right to amend the Company's Bylaws; and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 23, 2018 as the record date for the determination of the holders of shares of our outstanding common stock entitled to notice of and to vote at the Annual Meeting of Shareholders. Each shareholder is entitled to one vote per share on all matters to be voted on at the meeting.
Your vote is important. Whether or not you expect to attend the meeting, please vote your shares using the Internet, by telephone, or by mail by signing, dating, and returning the enclosed proxy in the enclosed envelope. Your shares will then be represented at the meeting, if you are unable to attend. You may, of course, revoke your proxy and vote in person at the meeting, if you desire. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian. Please note that brokers may not vote your shares on the election of directors, on compensation matters or on other proposals to be considered by shareholders at the Annual Meeting (except on the ratification of the independent accountants) in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

By Order of the Board of Directors,
/s/ Joshua A. Boone
Joshua A. Boone Secretary
April 30, 2018
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On May 16, 2018.
Our Proxy Statement and Annual Report to Shareholders for fiscal 2017 are available on Patrick Industries, Inc.'s website at www.patrickind.com under "Investor Relations". You may also request hard copies of these documents free of charge by writing to us at the address above, Attention: Office of the Secretary.

PATRICK INDUSTRIES, INC.
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
(574) 294-7511
____________

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held May 16, 2018
______________

This Proxy Statement and the accompanying Proxy Card are being mailed to shareholders of Patrick Industries, Inc. (the “Company” or “Patrick”) on or about April 30, 2018, and are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the Annual Meeting of Shareholders to be held on May 16, 2018 (the “Annual Meeting”) for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of proxy which accompanies this Proxy Statement is executed and returned, or is voted by Internet or by telephone, it may be revoked by the person giving it at any time prior to the voting thereof by (i) written notice to the Secretary of the Company, (ii) requesting to vote in person at the Annual Meeting, or (iii) submitting a later-dated proxy by mail, Internet, or telephone. To revoke a proxy by telephone or the Internet, you must do so by 11:59 p.m. Eastern Time, on May 15, 2018.
If the form of proxy is signed, dated and returned without specifying choices on one or more matters presented to the shareholders, the shares will be voted on the matter or matters listed on the proxy card as recommended by the Company’s Board.
Additional solicitations, in person or by telephone or otherwise, may be made by certain directors, officers and employees of the Company regarding the proposals without additional compensation. Expenses incurred in the solicitation of proxies, including postage, printing and handling, and actual expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding documents to beneficial owners, will be paid by the Company.
Patrick’s Annual Report to Shareholders, which contains Patrick’s Annual Report on Form 10-K for the year ended December 31, 2017, accompanies this Proxy Statement. Requests for additional copies of the Annual Report on Form 10-K should be submitted to the Office of the Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Annual Meeting materials may also be viewed online through our website, www.patrickind.com.

VOTING INFORMATION
Each shareholder is entitled to one vote for each share of our common stock held as of the record date. For purposes of the meeting, a quorum means a majority of the outstanding shares. Abstentions and withheld votes are counted as shares represented at the meeting for purposes of determining a quorum. As of the close of business on March 23, 2018, the record date for shareholders entitled to vote at the Annual Meeting, there were outstanding 25,324,154 shares of common stock entitled to one vote each. In determining whether a quorum exists at the meeting, all shares represented in person or by proxy will be counted. Proxies properly executed and received by us prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting.
A shareholder may, with respect to the election of directors, (i) vote for the election of each named director nominee, or (ii) withhold authority to vote for each named director nominee. With respect to Proposal 2 (Ratification of Independent Public Accounting Firm) and Proposal 3 (Amendment to Articles of Incorporation), a shareholder may vote for, against or abstain. Please note that brokers may not vote your shares on Proposal 1 (Election of Directors) in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.
If a shareholder’s shares are held by a broker or other financial institution (the “broker”) on the shareholder’s behalf (that is, in “street name”) and the shareholder does not instruct the broker as to how to vote the shareholder’s shares, the broker may vote the shares in its discretion on matters designated as routine. However, a broker cannot vote shares held in street name on matters designated as non-routine unless the broker receives voting instructions from the beneficial owner. If a shareholder’s shares are held in street name and the shareholder does not provide voting instructions to the broker, the broker will have discretion to vote those shares only on Proposal 2 and Proposal 3 because these proposals are considered routine matters. “Broker non-votes” occur when brokerage firms return proxies for which no voting instructions have been received from beneficial owners and the broker does not have discretionary authority to vote on the proposal. Broker non-votes and abstentions will be included in the determination of the number of shares of common stock present at our Annual Meeting for quorum purposes, but will not be counted as votes cast on any matter presented at our Annual Meeting that is a non-routine matter.
Under Proposal 1, the directors are elected by a plurality of the votes cast by shares present in person or by proxy at the Annual Meeting and entitled to vote. Therefore, broker non-votes and abstentions will have no effect on Proposal 1, except to the extent that they will count as votes not cast. Proposals 2 and 3 in this Proxy Statement require the affirmative vote of a majority of the votes cast, assuming a quorum is present.
If you hold your shares through a broker, for your vote to be counted, you will need to communicate your voting decisions to your broker before the date of the Annual Meeting. A street name shareholder who wishes to vote at the Annual Meeting will need to obtain a legal proxy from his or her broker or other nominee and present that proxy and proof of identification at the Annual Meeting to hand in with his or her ballot.
The Board knows of no other matter which may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

PROPOSALS OF SHAREHOLDERS
Proposals Included in the Proxy Statement
Shareholder proposals for inclusion in proxy materials for the next Annual Meeting should be addressed to the Office of the Secretary, 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638, and must be received no later than December 31, 2018.
Proposals Not Included in the Proxy Statement
Our Articles of Incorporation require notice of any other business to be brought by a shareholder before the 2019 annual meeting of shareholders (but not included in the proxy statement) to be delivered, in writing, to the Company’s Secretary, together with certain prescribed information, on or after March 27, 2019 and no later than April 26, 2019. Likewise, the Articles of Incorporation and Bylaws require that shareholder nominations to the Board for the election of directors to occur at the 2019 annual meeting of shareholders be delivered to the Secretary, together with certain prescribed information, in accordance with the procedures for bringing business before an annual meeting at which directors are to be elected.

PROPOSAL 1

 ELECTION OF DIRECTORS

There are eight nominees for election to the Board, all of which are current members of our Board. The individuals elected as directors at the 2018 Annual Meeting will be elected to hold office until the 2019 Annual Meeting or until their successors are duly elected and qualified.
It is intended that the proxies will be voted for the nominees listed below, unless otherwise indicated on the proxy form. It is expected that these nominees will serve, but, if for any unforeseen cause any such nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies. The Board does not anticipate that any nominee will be unable or unwilling to serve.
The information provided below has been furnished by the director nominees, and sets forth (as of March 31, 2018) the names, ages, principal occupations, recent professional experience, certain specific qualifications identified as part of the Board’s determination that each such individual should serve on the Board, and other directorships at other public companies for at least the past five years, if any. Each of the following nominees was elected to his present term of office at the Annual Meeting of Shareholders held on May 17, 2017.
Paul E. Hassler, age 70, has been our Chairman of the Board since May 2008. Mr. Hassler was Chief Executive Officer of the Company from April 2004 to January 2009 (retired) and President from April 2004 to May 2008. Mr. Hassler held the position of Vice President Operations and Distribution - West of the Company from December 2003 through the first quarter of 2004; Executive Director of West Coast Operations from 1994 to 2003; and General Manager of California Operations from 1986 to 1994. Mr. Hassler has over 44 years of recreational vehicle, manufactured housing and industrial experience in various capacities and has demonstrated leadership as Non-Executive Chairman of the Board. He has served as a director of the Company since 2005.
Joseph M. Cerulli, age 58, has been employed by Tontine Associates, LLC, an affiliate of Tontine Capital Partners, LP, and Tontine Capital Management, LLC (collectively, with their affiliates, “Tontine”), since January 2007. Mr. Cerulli has particular knowledge of our Company and the industries in which we operate based on Tontine’s long-standing investment in the Company and possesses extensive knowledge with respect to financial and investment matters. Mr. Cerulli currently serves as a member of the Company’s Corporate Governance and Nominations Committee. He has served as a director of the Company since 2008.

Todd M. Cleveland, age 50, has been our Chief Executive Officer since February 2009. Mr. Cleveland was President of the Company from May 2008 to December 2015, and Chief Operating Officer of the Company from May 2008 to March 2013. Prior to that, he served as Executive Vice President of Operations and Sales and Chief Operating Officer of the Company from August 2007 to May 2008. Mr. Cleveland also spent 17 years with Adorn Holdings, Inc. (“Adorn”) serving as President and Chief Executive Officer from 2004 to 2007; President and Chief Operating Officer from 1998 to 2004; and Vice President of Operations and Chief Operating Officer from 1994 to 1998. Mr. Cleveland has served as a director of IES Holdings, Inc. since February 2017. Mr. Cleveland has over 27 years of recreational vehicle, manufactured housing and industrial experience in various operating capacities. He also has extensive knowledge of our Company and the industries to which we sell our products, and experience with management development and leadership, acquisitions, strategic planning, manufacturing, and sales of our products. He has served as a director of the Company since 2008.
John A. Forbes, age 58, has been a partner with Outcomes LLC and Full Sails LLC, two firms engaged in new product development and strategic business consulting, since June 2017. Previously, Mr. Forbes was the President of Utilimaster, a business unit of Spartan Motors USA, Inc., from July 2010 to June 2017. Prior to that, he was the Chief Financial Officer of Utilimaster from May 2009 to July 2010, the Chief Financial Officer of Nautic Global Group LLC from 2007 to 2009, and the Chief Financial Officer of Adorn LLC from 2003 to 2007. Mr. Forbes has over 31 years of experience in serving various manufacturing industries having held senior financial leadership roles including positions at Trimas Corporation/Masco Tech, Inc., both with Fulton Performance Products and Reese Products. Mr. Forbes also has extensive experience with operations management, acquisitions, strategic planning, risk management, and banking relations. He has been determined to be an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (the "SEC") by our Board. Mr. Forbes currently serves as the Chairman of the Company’s Corporate Governance and Nominations Committee, and as a member of the Company’s Audit Committee and Compensation Committee. He has served as a director of the Company since 2011.
Michael A. Kitson, age 59, has been a principal with AVL Growth Partners, a firm that provides chief financial officer and other financial advisory services, since March 2017. Previously, Mr. Kitson was the Chief Financial Officer of MikaTek, Ltd., an early stage manufacturer of barrier products manufactured from recycled rubber tire materials from January 2016 until July 2016. Prior to that, he was Chief Executive Officer of SharpShooter Imaging from March 2015 to January 2016, the Chief Executive Officer of Nautic Global Group from March 2011 to October 2013, the Chief Financial Officer of Nautic from August 2010 to March 2011, the President and Chief Executive Officer of Utilimaster, now a subsidiary of Spartan Motors USA, Inc., from 2007 to 2010, and the Chief Financial Officer of Utilimaster from 1999 to 2007. Mr. Kitson has over 30 years of experience in serving various manufacturing industries having also held senior financial leadership roles with Lilly Industries, Inc. Mr. Kitson also has extensive experience with corporate and operations management, strategic planning, and risk management. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Kitson currently serves as the Chairman of the Company’s Audit Committee, and as a member of the Company’s Corporate Governance and Nominations Committee and Compensation Committee. He has served as a director of the Company since 2013.

Andy L. Nemeth, age 49, has been the Company’s President since January 2016. Prior to that, Mr. Nemeth was the Executive Vice President of Finance and Chief Financial Officer from May 2004 to December 2015 and Secretary-Treasurer from 2002 to 2015. He was also the Vice President of Finance and Chief Financial Officer from 2003 to 2004. Mr. Nemeth was a Division Controller from 1996 to 2002 and prior to that, he spent five years in public accounting. Mr. Nemeth has over 26 years of recreational vehicle, manufactured housing, and industrial experience in various financial capacities. Mr. Nemeth also has particular knowledge of our Company and the industries to which we sell our products, and has extensive experience with corporate management, acquisitions, strategic planning, risk management, and banking and finance relations. He has served as a director of the Company since 2006.
M. Scott Welch, age 58, has been the President and Chief Executive Officer of Welch Packaging Group, a large independently owned corrugated packaging company, since 1985. Prior to establishing Welch Packaging, he worked at Northern Box, Performance Packaging, and Elkhart Container. Mr. Welch has served as a director of Lakeland Financial Corporation (“Lakeland”) from 1998 to present, and has been the lead independent director and a member of Lakeland’s compensation committee since 2012. He has also served as a trustee of DePauw University since 2005. Mr. Welch has over 36 years of experience in the packaging industry, and has extensive experience in sales, marketing and strategy. Mr. Welch currently serves as a member of the Company’s Compensation Committee, Corporate Governance and Nominations Committee and Audit Committee. He has served as a director of the Company since 2015.
Walter E. Wells, age 79, was the President and Chief Executive Officer of Schult Homes Corporation, a leading builder of manufactured and modular housing, from 1970 to 1998 (retired). Mr. Wells is a director of Cass County Mental Health Foundation. Mr. Wells has particular knowledge of our Company and the industries to which we sell our products, experience in corporate management and leadership, and strategic planning. He has been determined to be an “audit committee financial expert” under the SEC’s rules and regulations by our Board. Mr. Wells currently serves as the Chairman of the Company’s Compensation Committee, and as a member of the Company’s Corporate Governance and Nominations Committee and the Audit Committee. He has served as a director of the Company since 2001.

The Board of Directors unanimously recommends a vote FOR the nominated directors.

2017 NON-EMPLOYEE DIRECTOR COMPENSATION
While the structure of the 2017 Non-Employee Director Compensation Plan was unchanged from the 2016 plan, the Corporate Governance and Nominations Committee revised the amounts of the compensation components in May 2017. The plan structure and compensation composition, as approved by the Board, are detailed below:

1.	The non-employee directors' annual retainer was $56,000 as of January 1, 2017 with an increase to $60,000 effective July 1, 2017.

2.
Committee chairpersons and the Chairman continue to receive an additional $4,000 annual retainer. In addition, effective July 1, 2017, the chairperson of the Audit Committee receives an additional annual retainer of $2,000.

3.
Non-employee directors receive an annual restricted stock grant with a targeted value of $90,000 in May of each year (beginning with the May 2017 grant), which vests upon such director’s continued service as a Board member for one year or earlier upon certain events. This compares to an annual restricted stock grant with a targeted value of $75,000 received in the May 2016 grant.

Employee directors receive no compensation as such. In addition to total direct compensation, the Company reimburses the non-employee directors’ expenses, including travel, accommodations and meals, for attending Board and Board Committee meetings, our Annual Shareholders Meeting, and any other activities related to our business.
The following table sets forth a summary of the compensation paid to non-employee directors in the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan (2)	Total
Joseph M. Cerulli	$58,000	$90,046	$—	$148,046
John A. Forbes	62,000	90,046	—	152,046
Paul E. Hassler	62,000	90,046	125,996	278,042
Michael A. Kitson	63,000	90,046	—	153,046
M. Scott Welch	58,000	90,046	—	148,046
Walter E. Wells	62,000	90,046	—	152,046

(1)
Amounts shown do not represent compensation actually received. Such amounts reflect the aggregate grant date fair value of 2,004 shares of restricted stock granted to each non-employee director, at a closing stock price of $44.93 on May 17, 2017.

(2)	Represents payments under the Company’s Executive Retirement Plan and Deferred Compensation Plan based on prior employment with the Company.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Crowe Horwath LLP has been the Company’s independent registered public accounting firm since June 2009. The Board and the Audit Committee recommend that shareholders ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for our fiscal year 2018. Although we are not required to do so, we believe that it is appropriate to request that shareholders ratify this appointment. If shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment. Representatives of Crowe Horwath LLP will be at the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to questions.
Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the ratification of the appointment of Crowe Horwath LLP. The ratification of the appointment will be approved by our shareholders if, at the Annual Meeting, a quorum is present and the vote of a majority of the votes cast are voted in favor of the proposal.

The Board of Directors unanimously recommends a vote FOR approval of the ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

INDEPENDENT PUBLIC ACCOUNTANTS

As noted above in Proposal 2, the Audit Committee has appointed Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.
Audit Fees
The following table presents fees for professional audit and tax services rendered by Crowe Horwath LLP for the years ended December 31, 2017 and 2016:

	2017	2016
Audit Fees (1)	$948,600	$679,500
Audit-Related Fees (2)	62,700	14,000
Tax Fees (3)	—	19,700
All Other Fees	—	—
Total Fees	$1,011,300	$713,200

(1)
Audit fees consist of fees for professional services rendered for the annual audit of the Company’s financial statements, including in 2017 and 2016, the audit of the Company’s internal control over financial reporting, the reviews of the interim financial statements included in the Company’s quarterly reports, and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, such as the reviews of various SEC filings. In addition, the 2017 audit fees include services rendered related to both the Company's public offering of its common stock in March 2017 and the Company's private placement of convertible senior notes in January 2018.

(2)	Audit-related fees include fees related to due diligence services related to acquisitions and the audit of the Company’s employee benefit plan.

(3)
Tax fees in 2016 consist of the review by Crowe Horwath LLP of the 2015 Federal and State tax returns and assistance with inquiries, primarily from state and local tax authorities. There were no tax fees in 2017 as Crowe Horwath LLP did not review the 2016 Federal and State tax returns.

The Audit Committee has advised us that it has determined that the non-audit services rendered by our independent auditors during our most recent fiscal year are compatible with maintaining the independence of such auditors.
The Audit Committee has adopted a Pre-Approval Policy for Audit and Non-Audit Services pursuant to which it pre-approves all audit and non-audit services provided by the independent auditors prior to each particular engagement. The Committee has delegated authority to its Chairman to approve certain proposed services other than the annual audit, tax and quarterly review services, and the Chairman must report any approvals to the balance of the Committee at the next scheduled meeting.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board, include providing oversight of our financial reporting process through periodic meetings with our independent auditors, principal accounting officer and management to review accounting, auditing, internal controls and financial reporting matters. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on senior management, including senior financial management, and the independent auditors.
The Committee has met and held discussions with management and Crowe Horwath LLP with respect to the 2017 audited financial statements. Management represented to the Committee that the Company’s consolidated financial statements, included in its 2017 Annual Report to Shareholders, were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed with management their assessment of the effectiveness of the Company’s internal controls over financial reporting. The Committee reviewed and discussed with Crowe Horwath LLP the consolidated financial statements, and Crowe Horwath LLP’s evaluation of the Company’s internal controls over financial reporting. The Committee also discussed with Crowe Horwath LLP the matters required to be discussed by Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (PCAOB).
We have received from Crowe Horwath LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between us and Crowe Horwath LLP that in their professional judgment may reasonably be thought to bear on independence. Crowe Horwath LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent from us within the meaning of the federal securities laws. The Committee concluded that non-audit services provided by Crowe Horwath LLP during the year ended December 31, 2017, which consisted of tax planning and compliance and other accounting and audit-related services, were compatible with Crowe Horwath LLP’s independence.
Based on the review and discussions described above, with respect to our audited financial statements included in our 2017 Annual Report to Shareholders, we have recommended to the Board of Directors that such financial statements be included in our Annual Report on Form 10-K for filing with the SEC.
As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and our independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of our independent auditors with respect to such financial statements. This report was adopted by the Audit Committee on February 28, 2018.
The Audit Committee:
Michael A. Kitson (Chairman)
John A. Forbes
M. Scott Welch
Walter E. Wells

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY TO ALLOW SHAREHOLDERS TO AMEND BYLAWS

Our Board has unanimously adopted, and recommends that our shareholders approve, an amendment to our Articles of Incorporation (“Articles”) to provide our shareholders with the ability to amend our Bylaws.

Indiana law provides that, unless otherwise specified by the articles of incorporation, only a corporation’s board of directors may amend or repeal the bylaws. This summary of the proposed amendment to the Articles is qualified in its entirety by reference to Appendix A to this proxy statement.

Our Board is committed to good corporate governance and has carefully considered the advantages and disadvantages of adopting a change to our Articles to allow shareholders to amend our Bylaws. Our Bylaws establish a number of fundamental corporate governance principles, including rules for meetings of directors and shareholders and the election and duties of directors and officers, among other provisions. In the past, our Board believed that the default position under Indiana law provided an effective means for our Board to ensure that any amendments to our Bylaws were prudent and designed to protect and maximize long-term value for all shareholders. More recently, and in light of the fact that the majority of the S&P 500 companies provide shareholders with the right to amend the bylaws, our Corporate Governance and Nominations Committee again considered the various positions for and against allowing shareholders to amend our Bylaws. After weighing these considerations, and upon the recommendation of our Corporate Governance and Nominations Committee, our Board has concluded that amending our Articles to allow shareholders to amend our Bylaws will enhance our corporate governance practices by giving shareholders a say in important governance principles.

Approval of this Proposal 3 requires that the votes cast “for” this proposal exceed the votes cast “against” this proposal.

The Board of Directors unanimously recommends a vote FOR this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 23, 2018 (the record date), information concerning shareholders known to us as having beneficial ownership of more than five percent of our outstanding common stock and information with respect to the stock ownership of all of our directors, named executive officers, and all of our directors and executive officers as a group. The address of each director and named executive officer listed below is 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana, 46515-0638, except as otherwise provided.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned		Percent of Class
Five Percent Shareholders:
Blackrock, Inc. 55 East 52nd St. New York, NY 10055	2,975,758	(1)	11.8%
RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street Suite 2350 Minneapolis, MN 55402	2,166,886	(2)	8.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,296,946	(3)	5.1%

Directors:
M. Scott Welch (4)	66,747		*
Walter E. Wells	66,360		*
Paul E. Hassler	49,186		*
Joseph M. Cerulli	37,600		*
John A. Forbes	27,851		*
Michael A. Kitson	16,941		*

Named Executive Officers:
Todd M. Cleveland (5)	768,459		3.0%
Andy L. Nemeth (6)	168,359		*
Jeffrey M. Rodino (7)	124,636		*
Kip B. Ellis (8)	34,710		*
Joshua A. Boone (9)	22,593		*

All Directors and Executive Officers as a group (12 persons) (10)	1,428,498		5.6%
 * Less than 1%.

(1)	Information based on the Schedule 13G filed by Blackrock, Inc. on January 23, 2018.

(2)	Information based on the Schedule 13G filed by RBC Global Asset Management (U.S.) Inc. on February 12, 2018.

(3)	Information based on the Schedule 13G filed by The Vanguard Group on February 9, 2018.

(4)	Includes 2,885 shares held in entities controlled by Mr. Welch's children and in which Mr. Welch has an equity interest.

(5)
Includes 127,212 stock options and 32,528 net stock appreciation rights which are exercisable within 60 days of the record date and 22,500 shares owned indirectly for the benefit of Mr. Cleveland's children.

(6)	Includes 33,278 stock options and 2,069 net stock appreciation rights which are exercisable within 60 days of the record date.

(7)	Includes 14,912 stock options and 852 net stock appreciation rights which are exercisable within 60 days of the record date.

(8)	Includes 6,056 stock options and 304 net stock appreciation rights which are exercisable within 60 days of the record date.

(9)	Includes 3,979 stock options and 85 net stock appreciation rights which are exercisable within 60 days of the record date.

(10)	Includes a total of 190,251 options and 36,115 net stock appreciation rights which are exercisable within 60 days of the record date.
CORPORATE GOVERNANCE AND RELATED MATTERS
The Board believes that fundamental corporate governance is important to ensure that we are managed for the long-term benefit of our shareholders. During fiscal 2017, the Board underwent a comprehensive review of its corporate governance, and as a result of this review, adopted two new policies and has approved an amendment to its Articles of Incorporation, for which it seeks shareholder approval, as noted below:
•Board Diversity Policy. In 2018, the Corporate Governance and Nominations Committee adopted a formal policy specifying how diversity of background, ethnicity and personal experience should be applied in identifying or evaluating director candidates. As part of its annual self-evaluation under our Corporate Governance Guidelines, the Board will consider whether the level of diversity of its members is appropriate, and the Corporate Governance and Nominations Committee will take the outcome into account when identifying and evaluating director candidates. See "Director Qualifications and Board Diversity Policy" below for a more detailed description of the diversity policy.

•Social and Environmental Responsibility Policy. In alignment with the Company's Code of Ethics and Business Conduct and Corporate Governance Guidelines, the Board aims to ensure that matters of social and environmental responsibility are considered and supported in the Company's operations and administrative matters and are consistent with Patrick stakeholders’ best interests. In 2018, the Board adopted a formal policy for managing its commitment to social and environmental matters. The new policy is available on the Company's website at www.patrickind.com under "Investor Relations - Corporate Governance".

•Shareholders' Right to Amend Bylaws. The Board has approved an amendment to the Company's Articles of Incorporation to permit shareholders to amend the Bylaws of the Company, and has submitted such amendment to shareholders for their approval at the annual meeting. See Proposal 3 on pages 8 and 9 for additional details.

The Board expects to continue to review its corporate governance practices and policies as set forth in its Corporate Governance Guidelines, Code of Ethics, Diversity Policy, Social and Environmental Responsibility Policy, and various Committee Charters, all of which were updated in accordance with the listing standards of the NASDAQ Stock Market and the SEC rules, at least every two years or as it deems appropriate.

Board Membership and Leadership
The Board has eight members. Mr. Hassler serves as Chairman of the Board. Except for Mr. Cleveland, our Chief Executive Officer, and Mr. Nemeth, our President, no director is an employee.
Election of Directors and Length of Board Term
Directors are currently elected for a one-year term at the Annual Meeting of Shareholders.
Board Meetings and Attendance
The Board and Board Committees hold regular meetings on a set schedule and may hold special meetings and act by written consent from time to time as necessary or appropriate. The Board had four regular meetings in 2017. Additionally, the Board participated in 14 special meetings in 2017 which included periodic update calls with the Chief Executive Officer, President, and Chief Financial Officer. In 2017, each director attended at least 75% of the meetings of the Board and the Board Committees on which he served. All directors attended the most recent Annual Meeting of Shareholders which was held on May 17, 2017. We expect all Board members to attend the 2018 Annual Meeting, but from time to time, other commitments may prevent all directors from attending each meeting.
Employees and Directors Guidelines for Business Conduct
We have guidelines for business conduct which all management employees and Directors are required to follow in conducting the Company's business, and a code of ethics that applies to all of our employees, officers and directors.
Access to Corporate Governance Documents
The charters of our Audit, Compensation, and Corporate Governance and Nominations Committees, our Corporate Governance Guidelines, and our Code of Ethics are all available on our website at www.patrickind.com, or by writing to:
Patrick Industries, Inc.
Attn: Joshua A. Boone, Secretary
107 West Franklin Street
P.O. Box 638
Elkhart, Indiana 46515-0638
Shareholder Communications
Shareholders may send communications to members of the Board by sending a communication to the Board and/or a particular member c/o Joshua A. Boone-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. Communications intended for independent directors should be directed to the Chairman of the Corporate Governance and Nominations Committee.

Executive Sessions of Independent Directors
The Board and Board committees regularly meet in executive session without the presence of any non-employee directors or representatives. There was no lead independent director designated to preside over the executive sessions of the Board in 2017. Any independent director can request additional executive sessions. The independent directors met in executive sessions four times in 2017.
Five of the eight members of the Board have been designated by the Board as independent directors. In general, the Board determines whether a director is independent by following the guidelines of the NASDAQ Stock Market and the SEC rules and regulations. The Board has determined that the independent directors are Joseph M. Cerulli, John A. Forbes, Michael A. Kitson, M. Scott Welch and Walter E. Wells.

Board Risk Oversight
The Board has delegated its risk oversight responsibilities to the Audit Committee, as described below under the heading “Audit Committee.” In accordance with the Audit Committee’s Charter, each of our senior financial and accounting officers reports directly to the Audit Committee regarding material risks to our business, among other matters, and the Audit Committee meets in executive sessions with the senior financial and accounting officers and with representatives of our independent registered public accounting firm. The Audit Committee Chairman reports to the full Board regarding material risks as deemed appropriate.

Director Qualifications and Board Diversity Policy
The Board seeks a diverse group of candidates who possess the background, skills and expertise and the highest level of personal and professional ethics, integrity, judgment and values to represent the long-term interests of our Company and its shareholders. To be considered for membership on the Board, a candidate should possess some or all of the following major attributes:

•	Breadth of knowledge about issues affecting the Company and the industries/markets in which it operates;

•	Significant experience in leadership positions or at senior policy-making levels and an established reputation in the business community;

•	Expertise in key areas of corporate management and in strategic planning;

•	Financial literacy and financial and accounting expertise; and

•	Independence and a willingness to devote sufficient time to carry out his or her duties and responsibilities effectively and assume broad fiduciary responsibility.
The new Board Diversity Policy, as noted below, is available on the Company's website at www.patrickind.com under "Investor Relations - Corporate Governance".
The Board believes that a board made up of highly qualified directors with diverse backgrounds, skills, and experiences and who reflect the changing population demographics of the markets in which the Company operates, the talent available with the required expertise, and the Company’s evolving customer and employee base, promotes better corporate governance. To support this, the Corporate Governance and Nominations Committee will, when identifying candidates to recommend for appointment/election to the Board:

(a)	consider only candidates who are highly qualified based on their experience, functional expertise, and personal skills and qualities;

(b)	consider diversity criteria including gender, age, ethnicity and geographic background; and

(c)
in addition to its own search, engage qualified independent external advisors, if it deems necessary, to conduct a search for candidates that meet the Board’s skills and diversity criteria to help achieve its diversity aspirations.

Board appointments will be based on merit and candidates will be considered against objective criteria, having due regard for the benefits of diversity on the Board, including gender. In furtherance of this commitment, the Corporate Governance and Nominations Committee shall require that the list of candidates to be considered by the Corporate Governance and Nominations Committee and/or the Board for nomination to our Board include candidates with diversity of race, ethnicity, and gender.
Consideration of Director Candidates - Corporate Governance and Nominations Committee Processes
The Corporate Governance and Nominations Committee will consider board nominees recommended by shareholders. Those recommendations should be sent to the Chairman of the Corporate Governance and Nominations Committee, c/o of the Secretary of Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638. In order for a shareholder to nominate a candidate for director, under our By-laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at our principal executive office not less than 20 days or more than 50 days prior to the next Annual Meeting of Shareholders. Notice of nomination must include the name, address and number of shares owned by the person submitting the nomination; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate’s other board memberships (if any). The nominee’s consent to be elected and serve must be submitted. The Corporate Governance and Nominations Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.
As provided in its Charter, the Corporate Governance and Nominations Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board and evaluating the background and qualification of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent board members, and by shareholders. The Committee will seek candidates having experience and abilities relevant to serving as a director of the Company, and who represent the best interests of shareholders as a whole and not any specific group or constituency.
The Committee will consider a candidate’s qualifications and background, including responsibility for operating a public company or a division of a public company, international business experience, a candidate’s technical and financial background or professional qualification, diversity of background and personal experience, and any other public company boards on which the candidate is a director. The Committee will also consider whether the candidate would be “independent” for purposes of the NASDAQ Stock Market and the SEC rules and regulations by our Board. The Committee may, from time to time, engage the services of a professional search firm to identify and evaluate potential nominees.
Board Committee Responsibilities and Related Matters
The Company has three standing committees of the Board: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominations Committee. All members of each Committee are independent directors who meet the independence and experience standards of Nasdaq. The Board annually selects the directors who serve on each of the Board Committees. Each Board Committee functions pursuant to a written charter. The Board has delegated certain responsibilities and authority to each Board Committee as described below. At each regularly scheduled Board meeting, each Board Committee Chairman (or other designated Board Committee member) reports to the full Board on his Board Committee’s activities.
The following table reflects the current membership of each Board Committee:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominations Committee
Joseph M. Cerulli			X
John A. Forbes	X	X	Chair
Michael A. Kitson	Chair	X	X
M. Scott Welch	X	X	X
Walter E. Wells	X	Chair	X
Audit Committee
The Board has an Audit Committee for which Michael A. Kitson serves as the Chairman. The Audit Committee met 12 times in 2017. These meetings included conference calls with management to review quarterly earnings releases and SEC filings prior to their issuance. The primary responsibilities of the Audit Committee include:

•	Oversight responsibilities related to potential material risks to the business including, but not limited to, credit, liquidity and operational risks;

•	Recommending to the Board the independent auditors to be employed for the purpose of conducting the annual audit of our financial statements;

•	Discussing with the independent auditors the scope of their examination;

•	Reviewing our financial statements and the independent auditors’ report thereon with our personnel and the independent auditors;

•	Inviting the recommendations of the independent auditors regarding internal controls and other matters; and

•	Approving all non-audit services provided by the independent auditors and reviewing these engagements on a per occurrence basis.

The Audit Committee’s report is provided on pages 7 and 8 of this Proxy Statement.
The Board has determined that each of the members of the Audit Committee is independent as defined in the NASDAQ listing standards and relevant SEC rules, and meets both the qualifications required to be an audit committee financial expert and the financial sophistication requirements contained in the NASDAQ listing standards.
For a more detailed list of the roles and responsibilities of the Audit Committee, please see the Audit Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.
Compensation Committee
The Board has a Compensation Committee for which Walter E. Wells serves as the Chairman. The Compensation Committee met five times in 2017. The primary responsibilities of the Compensation Committee include:

•	Reviewing and recommending to the independent members of the Board the overall compensation programs for the officers of the Company;

•	Oversight authority to attract, develop, promote and retain qualified senior executive management; and

•	Oversight authority for the stock-based compensation programs.
In its oversight of executive officer compensation, the Compensation Committee seeks assistance from our management and our independent compensation consultant, Willis Towers Watson, as further described below under the heading “Compensation Discussion and Analysis - Compensation of Executive Officers and Directors”. Willis Towers Watson’s fees are approved by the Compensation Committee. Willis Towers Watson provides the Compensation Committee with data about the compensation paid by our peer group and industry benchmark groups, updates the Compensation Committee on new developments in areas that fall within the Compensation Committee’s jurisdiction, and is available to advise the Compensation Committee regarding all of its responsibilities, including best practices and market trends in executive compensation. Our Compensation Committee has assessed the independence of Willis Towers Watson pursuant to SEC and NASDAQ listing rules and determined that their work did not give rise to any conflicts of interest. The Compensation Committee’s report is provided on page 38 of this Proxy Statement.
The Board has determined that each of the current members of the Compensation Committee is independent as defined in the NASDAQ listing standards and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Compensation Committee, please see the Compensation Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.
Compensation Committee Interlocks and Director Participation
During 2017, no executive officer served on the Board or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2017.
Corporate Governance and Nominations Committee
The Board has a Corporate Governance and Nominations Committee for which John A. Forbes serves as the Chairman. The Corporate Governance and Nominations Committee met four times in 2017. The primary responsibilities of the Corporate Governance and Nominations committee include:

•	Assist the Board in identifying, screening, and recommending qualified candidates to serve as directors;

•	Recommend nominees to the Board to fill new positions or vacancies as they occur;

•	Review and recommend to the Board the compensation of directors;

•	Recommend to the Board nominees for election by shareholders at the annual meeting; and

•	Review and monitor corporate governance compliance as well as recommend appropriate changes.
The Board has determined that each of the current members of the Corporate Governance and Nominations Committee is independent as defined in the listing standards of the NASDAQ stock exchange and our Corporate Governance Guidelines. For a more detailed list of the roles and responsibilities of the Corporate Governance and Nominations Committee, please see the Corporate Governance and Nominations Committee Charter located in the “Corporate Governance” section of our website at www.patrickind.com.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires that certain of our officers, directors and 10% shareholders file with the SEC an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our common stock. Based solely on our review of such forms and written representation from the directors and officers that no other reports were required, we are unaware of any instances of noncompliance or late compliance with such filings during the fiscal year ended December 31, 2017, except with respect to the late filing of one Form 4 on May 30, 2017 for M. Scott Welch, a director, with respect to a transaction that occurred on March 9, 2017.
EXECUTIVE COMPENSATION

The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the executive compensation tables and corresponding footnotes that follow. The discussion focuses on the compensation program approved by the Board for the 2017 fiscal year for the Named Executive Officers (“NEOs”).

Named Executive Officers included in the 2017 CD&A
•	Todd M. Cleveland - Chief Executive Officer (CEO)
•	Andy L. Nemeth - President
•	Jeffrey M. Rodino - Chief Sales Officer (CSO) and Executive Vice-President of Sales
•	Kip B. Ellis - Chief Operating Officer (COO) and Executive Vice-President of Operations
•	Joshua A. Boone - Chief Financial Officer (CFO), Vice-President of Finance, and Secretary-Treasurer
Effective September 26, 2016, Mr. Ellis, the previous Vice-President of Market Development, assumed the position of COO. This position was created to align leadership span of control with the growth of the Company. For additional details, see footnote 11 to the “Summary Compensation Table” on page 29.

2017 Executive Compensation Plan Highlights:

•	Increases to CEO Base, STI and LTI compensation in alignment with revenue scope increase of the Company and to achieve competitive position with the market in total target direct compensation.
•	Increases to other NEOs Base, STI and LTI compensation in alignment with revenue scope increase of the Company and to achieve competitive position with the market for total target direct compensation.
•	No change to Short-Term Incentive Plan architecture.
•	No change to Long-Term Incentive Plan architecture.
•	Implemented Long-Term Incentive performance and retention grant plan for the CEO and other NEOs in conjunction with new five-year strategic plan commencing in fiscal 2016.
•	Market Peer Group reviewed and updated as approved by the Board.
•	No other changes year-over-year to the Executive Compensation Plan.

Compensation Discussion and Analysis for Executive Officers
We believe that our compensation plan as it relates to the NEOs and other executives should be aligned with the Company’s short-term and long-term organizational strategic agenda and its operating performance and cash flows, and assure appropriate management ownership in the Company. Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone comprise our “Named Executive Officers” or “NEOs” for fiscal 2017, as such term is used under SEC rules. Our philosophy and objectives are to provide a comprehensive market competitive compensation program designed to attract, retain and motivate the best qualified talents from inside and outside the industry and to align the interests of our senior management team with the interests of our shareholders, both short-term and long-term. The Company utilizes a "pay-for-differentiated performance" compensation philosophy that establishes base salaries that are generally low relative to its peer group while offering the opportunity for greater upside potential by establishing performance-based short-term and long-term incentives that are generally high relative to its peer group.

Our performance management system links compensation to achieving or exceeding certain objectives based on our short-term and long-term goals. In order to meet these objectives, the Compensation Committee has met numerous times over the past year and has conducted independent benchmark studies and analyses to develop a comprehensive performance and rewards compensation strategy as it relates to our NEOs and other executives. See “Plan Components” discussion below.

Executive Compensation Decisions -
Participants and Roles, Plan Factors, Plan Components and Benchmark Sources
Participants and Roles

COMPENSATION COMMITTEE	● Reviews and approves, with input from our management team and external advisors, the Company's executive compensation and benefits programs, including the NEOs.
● Provides annual and ongoing review, discussion, analysis and recommendations regarding the evaluation of the execution of the performance plan for the NEOs against defined business objectives.
INDEPENDENT COMMITTEE CONSULTANT	● Provides published survey data, peer group proxy data and analysis and consultation to the Compensation Committee on executive and non-employee director compensation.
● Establishes and maintains an independent perspective to avoid any conflicts of interests while working directly for the Compensation Committee unless the Committee has pre-approved any work to be conducted with management for review by the Committee and approval by the Board.

CHIEF EXECUTIVE OFFICER and CHIEF HUMAN RESOURCES OFFICER
●  When requested by the Compensation Committee, provides executive compensation and benefit plan input related to the performance management structure and provides support on compensation and benefit program design and implementation, and compliance and disclosure requirements.

● The CEO evaluates the performance plans of the President, CSO, COO and CFO and other executives in accordance with the Board approved plan.

Plan Factors

There are several key factors the Compensation Committee considers when recommending plan-year executive compensation decisions:

•	NEOs’ roles, position scope, experience, skill set, and performance history;

•	The external market for comparable roles;

•	The current and expected business climate; and

•	The Company’s financial position and operating results.

Plan Components

The Compensation Committee utilizes its own judgment in approving the components of compensation, benefits, and plan targets for the NEOs. The Compensation Committee further reviews and approves compensation including base compensation, targets, thresholds, and maximums of short-term and long-term incentive compensation. In addition, the Compensation Committee utilizes a third party compensation consulting firm, Willis Towers Watson, to provide relevant compensation benchmarks for the NEOs and other key leadership roles as well as plan design review and input. The Compensation Committee takes the shareholder advisory voting results, along with any other shareholder input on executive compensation, into consideration as one of several decision points in its executive compensation decision making process for each plan year. The most recent shareholder advisory vote on NEO compensation was at our Annual Meeting of Shareholders held on May 18, 2016 and this advisory vote is taken into consideration by the Compensation Committee with respect to the acceptability of the plan. In addition, at the 2017 Annual Meeting of Shareholders, the shareholders of the Company approved an amendment to the Patrick Industries, Inc. 2009 Omnibus Incentive Plan (the “Plan”) to increase the shares available for issuance under the Plan, which the Compensation Committee believes indicates stockholder support for the Company’s executive compensation decisions and policies.

Fiscal Year 2017 Peer Group
As described under “Plan Components,” an important factor in establishing executive compensation is the external market for comparable roles. In addition, based on the data utilized from an index of General Industry companies provided by Willis Towers Watson, our independent compensation committee consultant's Central Data Base Survey, the Compensation Committee updated its benchmark peer group for the period ended December 31, 2017 to include the following companies which we believe represents a good comparator group: American Woodmark Corporation, Apogee Enterprises, Inc., Applied Industrial Technologies, Inc., Armstrong World Industries, Inc., Cavco Industries, Inc., EnPro Industries, Inc., Gilbraltar Industries, Inc., Hyster-Yale Materials Handling, Inc., LCI Industries, Inc., Masonite International Corporation, Mueller Industries, Inc., NCI Building Systems, Inc., Ply Gem Holdings, Inc., Simpson Manufacturing Co. Inc., Standard Motor Products, Inc., Wabash National Corporation and Winnebago Industries, Inc.

Fiscal Year 2017 Company Financial Performance Summary
The 2017 performance plan year reflected continued overall positive economic conditions and the growth of our core business markets (Recreational Vehicles, Marine, Manufactured Housing and Industrial). Our continued focus on the execution of our strategic initiatives and capital allocation strategy was the key driver of our pace. The Company continued to execute on a Company-wide market and performance-based rewards platform designed to reward for differentiated performance that supported growth both organically and through acquisitions in 2017.

Through the execution of our 2017 Organizational Strategic Agenda and the efforts of our more than 7,000 team members, the Company achieved sales, net income, and net income per diluted share in 2017 that exceeded our targeted operating results. In addition, the Company's cumulative total shareholder return ("TSR") over the five-year period from December 31, 2012 to December 31, 2017 was 904% compared to 87% for the S&P 500 Index over the same time period.
As illustrated in the charts below, the Company has reported five consecutive years of net sales, net income, and net income per diluted share growth in addition to sustained returns to our shareholders. We believe these achievements are the result of balancing our autonomous business unit structure with the overarching strategies and initiatives of the Company.

Fiscal Year 2017 Executive Compensation

Compensation and Benefits Components	Description and Purpose
Base Salary	Cash payments reflecting a market competitive position for performance of functional role.
Short-Term Incentives
Lump sum cash payments reflective of approved pay-for-performance plan and the relative achievements of the business and individual performance objectives. The Board reserves the right at any time to award discretionary bonuses to senior management based on outstanding performance or other factors.

Long-Term Incentives
Stock vehicle grants reflecting approved pay-for-performance plan and the relative long-term achievement of the business performance plans as well as the Company’s desire to retain high performing talent and align the interests of senior management with shareholder interests.

Executive Health and Welfare Benefits	We do not have health and welfare benefits outside the scope of our standard plans for all employees.
Voluntary Deferred Compensation Plan
Voluntary deferred compensation plan whereby highly compensated individuals can elect to voluntarily defer all or a portion of their wages in any given year subject to applicable laws and restrictions. Designed to supplement market competitive position and further drive retention of key executives.

Other Compensation
Other compensation includes automobile allowance, Company contributions pursuant to the Patrick Industries, Inc. 401(k) Plan, and Company contributions to individual Health Savings Accounts and health club reimbursement pursuant to the Company’s general health and welfare program.

Executive Retirement Plan	Supplemental executive retirement program based on a formula of base wages, service and other criteria designed to retain key senior talent.
Severance Benefits	We provide reasonable and customary transition support aligned to market benchmark data.

Compensation Components – Mix and Levels

Base Salary

The Compensation Committee reviews and approves the base salaries of the NEOs each year, as well as at the time of promotion, change in job responsibilities, or any other change deemed to be a material event. Base salaries are set during the first quarter of each year. The Compensation Committee sets the salary for the CEO and approves the base salaries for the other NEOs based on recommendations by the CEO.
When determining base salary adjustments for its NEOs, the Compensation Committee considers a combination of (1) peer group data, (2) market data, including industry norms and benchmarking data from companies of similar size and scope, and (3) outstanding Company and individual performance. In general, the Compensation Committee targets the 25th - 50th percentile of the Company’s peer group in determining base salaries.
The Board increased the CEO salary in 2017 as a result of Mr. Cleveland’s individual performance and increased role in developing and executing the Company’s growth strategy. Mr. Cleveland had not received an increase to his base salary in the three years prior to fiscal 2017. The other NEOs’ base salaries increases were based on peer group data and individual performance contributions except for Mr. Ellis whose increase in base salary was due to his promotion to COO on September 26, 2016.

Name	2016 Base Salary - 2/29/16	2017 Base Salary - 1/23/17	% Increase - 1/23/17
Todd M. Cleveland	$550,000	$600,000	9.1%
Andy L. Nemeth	425,000	450,000	5.9%
Jeffrey M. Rodino	350,000	375,000	7.1%
Kip B. Ellis	200,000	325,000	62.5%
Joshua A. Boone	245,000	275,000	12.2%

Non-Equity Incentive Plan Awards

The Annual Non-Equity Incentive Plan Awards (“Short-Term Incentives” or “STIs”) are reviewed and approved each year and are based on the Company’s financial results and the individual’s performance against defined objectives. Several key components were considered in the development of the 2017 STI plan to align the STIs with shareholder interest by measuring the Company’s financial performance and the individual’s performance in support of the Company’s short- and long-term strategies. These components include:

•	Company performance (70% weighting), which is measured by the Company’s Net Income performance (net of contributions of 2017 acquisitions);

•	Individual performance (30% weighting), which is measured by actions and initiatives related to four strategic objectives linked to the Company’s organizational strategic agenda for the plan year.
For each of the NEOs, a target STI award is established as a percentage of base salary. The portion of the STI award that is tied to individual performance is based on the Compensation Committee’s assessment of an individual’s performance against defined objectives (30% weighting), with the NEOs each receiving an individual performance rating ranging from 0.0 to 5.0. The Company performance component of the STI award is based upon the Company’s Net Income achieved relative to target Net Income (70% weighting), with the actual results correlated to established performance targets and corresponding payout thresholds. The threshold Company Net Income performance is 75% of target Net Income and the maximum Company Net Income performance is capped at 120% of target Net Income. The threshold, target and maximum performance metrics for the 2017 STI plan are outlined below:

2017 STI Award Component	Threshold Performance	Target Performance	Maximum Performance
Company Performance (Net Income) (1)	$48.540MM	$64.720MM	$77.664MM
Individual Rating	2.5	3.5	5.0
Payout as a Percentage of Target Award	50%	100%	200%
(1) All Net Income targets are net of the contributions of 2017 acquisitions.
If an individual’s performance rating is below the threshold rating of 2.5, such individual is not eligible for an STI award regardless of Company performance. If the Company’s Net Income performance is below the threshold Company performance ($48.540 million for 2017), no individual is eligible for that performance plan year’s annual STI award regardless of individual performance.

The individual rating corresponds to a payout as a percentage of the target award ranging from 50% (threshold) to 200% (maximum), and the Company performance corresponds to a payout as a percentage of the target award ranging from 50% (threshold) to 200% (maximum). The individual and Company payout percentages are multiplied by the weighted payout (70% Company performance, 30% individual performance) to establish an aggregate payout as a percentage of the target payout, which is then multiplied by the target STI award to determine the actual dollar award.
The Company achieved adjusted fiscal 2017 Net Income of $69.552 million (net of acquisitions) which equated to 107.5% of the target Company performance. When combined with the individual performance rating for each NEO, the actual STI award payouts for 2017 were as follows:

Name	2017 Base Salary ($)	Target Award as a % of Base Salary (1)	Target STI Award ($)	Actual Award Amount as a % of Target Award	Actual 2017 STI Award Payout ($)
Todd M. Cleveland	$600,000	200.0%	$1,200,000	159.4%	$1,912,800
Andy L. Nemeth	450,000	166.7%	750,000	161.9%	1,214,250
Jeffrey M. Rodino	375,000	160.0%	600,000	154.4%	926,400
Kip B. Ellis	325,000	107.7%	350,000	156.9%	549,150
Joshua A. Boone	275,000	103.6%	285,000	156.9%	447,165

(1)
The target award as a percentage of base salary for the NEOs was determined by the Compensation Committee and applied to the base salary in effect as of January 23, 2017. An increased target award as a percentage of base salary was established for each NEO in 2017 in alignment with the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout and further enhancement of the pay-at-risk for each NEO.

While these targets were used in fiscal year 2017, the Compensation Committee reserves the right to modify, cancel, change or reallocate any components of this calculation or criteria at any time.
Each NEO’s individual performance rating takes into account four strategic performance objectives in assessing the personal performance of the NEOs named in the Summary Compensation Table for 2017. The four strategic objectives are specific for each NEO and are linked to the Company’s strategic plan and that year’s organizational strategic agenda and include, among others: (1) improving the revenue and profitability of business units under the leadership and control of the NEO; (2) the introduction of new product lines and product line extensions to achieve target revenue growth levels and market share; (3) the ongoing evaluation of strategic opportunities related to our capital allocation strategy and the execution of those opportunities, as appropriate; and (4) objectives linked to developing and managing talent consistent with the Company’s values, and enhancing and developing the leadership capabilities of the Company’s future leaders.

The individual objectives for the NEOs are initially developed for each NEO by the Compensation Committee to guide their planned respective contribution toward the Company’s strategic and financial goals for the plan year, and reviewed and approved by either the CEO or by the Board, in the CEO’s case.

In assessing the NEOs’ individual performance, the Compensation Committee is provided with detailed quantitative and qualitative documentation substantiating individual performance against each individual objective. The Compensation Committee looks to the CEO’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the non-management Board members. These recommendations may be adjusted by the Compensation Committee prior to finalization. The personal performance assessment of our CEO is determined by the Compensation Committee with input from members of the Board.

While the achievement of corporate objectives is quantified with an individual rating, each NEO’s relative contribution to those objectives is only one qualitative component against which the individual’s performance is assessed by the Compensation Committee. Based upon their individual achievements, as evaluated by the Compensation Committee, and by the CEO for Messrs. Nemeth, Rodino, Ellis and Boone, the individual performance rating achieved by each of these four NEOs exceeded the target performance rating of 3.5 set by the Compensation Committee.
Discretionary Bonus
The Board reviewed the overall record performance of the Company in 2017 and each NEO’s individual contribution to those results and approved a year-end 2017 discretionary cash bonus for each NEO as noted in the chart below:

Name	2017 Discretionary Bonus Award ($)
Todd M. Cleveland	$150,000
Andy L. Nemeth	75,000
Jeffrey M. Rodino	50,000
Kip B. Ellis	50,000
Joshua A. Boone	50,000

Long-Term Incentive Plan
We believe that long-term incentive compensation represents an appropriate motivational tool to achieve certain long-term Company goals and closely align the interests of our management team with those of our shareholders. Our Executive officers participate in our long-term incentive plan (“LTIP”) as a result of their ability to make a significant contribution to the Company’s financial performance, their level of responsibility, their ability to meet performance objectives, and their leadership potential and execution.

In 2017, the Compensation Committee implemented a Board approved pay-for-performance based Long-Term Incentive Plan (“2017 LTIP”) for the NEOs. The 2017 LTIP utilizes a long-term incentive target award, which is established as a percentage of base compensation for each of the NEOs. The target award is comprised of a restricted share award (80% of which is performance-contingent and 20% of which is time-based). In determining the number of shares comprising the restricted share award, the target value of the restricted share component is divided by the stock price per share as established by the Board for the particular plan year, reflecting the trading price range of the common stock preceding the grant date ($46.67 for the 2017 LTIP award). The awarded target shares vest over a three-year time/performance period. Time-based shares cliff vest at the conclusion of the three-year period from the grant date. The performance-contingent shares are earned based on the achievement of three-year cumulative Company EBITDA performance (2017-2019) against target up to a maximum payout of 150% of target. The 2017 LTIP further reflected the Company’s “pay-for-differentiated-performance” philosophy through the continued use of a performance dependent upside potential for performance in excess of target levels. The target as a percentage of base compensation was increased for all NEOs in alignment of the Company’s “pay-for-differentiated-performance” philosophy, market competitive positions for earned payout and enhancement of the pay-at-risk for each NEO.
The table below shows a sample calculation of 2017 LTIP award components:

Base Salary ($)	Target Award as a % of Base Salary	Target Award ($) (964 Restricted Shares @ $46.67 per share)	Restricted Shares Target Award - Performance-Contingent (80%) (Shares @ $46.67 per share)	Restricted Shares Target Award - Time-Based (20%) (Shares @ $46.67 per share)
$150,000	30%	$45,000	771	193

The restricted share award is divided into (1) restricted shares with time-based vesting (“Time-Based Shares”) and (2) restricted shares with performance-based vesting (“Performance-Contingent Shares”). The Compensation Committee believes that the use of Time-Based Shares and Performance-Contingent Shares aligns the NEOs’ focus with the Company’s long-term financial performance objectives and assures that significant retention value of the granted equity is maintained for each NEO. The 2017 LTIP restricted share component is further defined below:
2017 LTIP Restricted Share Component:

•	Time-Based Shares - 20% of the shares comprising the restricted share award are Time-Based Shares with a three-year cliff vesting period.

•
Performance-Contingent Shares - 80% of the shares comprising the restricted share award are Performance-Contingent Shares; award vesting is contingent upon achieving the Company’s cumulative EBITDA performance versus target EBITDA over a three-year measurement period.

For the Performance-Contingent Shares, the Company’s cumulative three-year EBITDA performance is placed on a scale ranging from 0.0 to 5.0, with threshold EBITDA performance of 80% of target EBITDA (a 2.0 rating) and maximum Company EBITDA performance of 120% of target EBITDA (a 5.0 rating). The threshold, target and maximum performance metrics for the 2017 LTIP are outlined below:

Plan Component	Threshold EBITDA Performance (1) (2.0 Rating) Payout as % of target	Target EBITDA Performance (1) (3.0 Rating) Payout as % of target	Maximum EBITDA Performance (1) (5.0 Rating) Payout as % of target
Time-Based Shares	100%	100%	100%
Performance-Contingent Shares	50%	100%	150%

(1)The Company EBITDA performance is measured as the cumulative EBITDA achieved in 2017, 2018 and 2019.

The target 2017 LTIP award components for the NEOs in 2017 were as follows:

Name	Total Target Award as a % of Base Salary	Total Target Award ($)	Target Time-Based Share Award (Shares)	Target Performance- Contingent Share Award (Shares)
Todd M. Cleveland	250.0%	$1,500,000	6,429	25,715
Andy L. Nemeth	166.7%	750,000	3,215	12,858
Jeffrey M. Rodino	133.3%	500,000	2,143	8,571
Kip B. Ellis	107.7%	350,000	1,500	6,000
Joshua A. Boone	72.7%	200,000	858	3,429
Individual NEO threshold, target and maximum payouts in shares for each long-term incentive component of the 2017 LTIP are outlined below:

Name	Threshold EBITDA Performance (2.0 Rating) Component Award (Shares)	Target EBITDA Performance (3.0 Rating) Component Award (Shares)	Maximum EBITDA Performance (5.0 Rating) Component Award (Shares)
Time-Based Shares (1)
Todd M. Cleveland	6,429	6,429	6,429
Andy L. Nemeth	3,215	3,215	3,215
Jeffrey M. Rodino	2,143	2,143	2,143
Kip B. Ellis	1,500	1,500	1,500
Joshua A. Boone	858	858	858
Performance-Contingent Shares (1)
Todd M. Cleveland	12,858	25,715	38,573
Andy L. Nemeth	6,429	12,858	19,287
Jeffrey M. Rodino	4,286	8,571	12,857
Kip B. Ellis	3,000	6,000	9,000
Joshua A. Boone	1,715	3,429	5,144

(1)	Represents the number of shares for the threshold, target and maximum payouts for the Time-Based Shares and Performance-Contingent Shares for the 2017 LTIP award.

The Company records the estimated compensation expense over the life of the LTIP Plan Performance Period assuming the maximum payout and adjusts its estimates on a periodic basis, if required. The NEOs have voting rights with respect to all of the shares as of the date of grant and the shares will be returned to the Company in the event that performance targets or time-based vesting requirements are not achieved. The actual payout under the 2017 LTIP will be determined at the conclusion of the three-year performance period ending on December 31, 2019 (the third year in the cumulative EBITDA performance measurement period) and payment of the award will be settled in stock.
See “Potential Payments Upon Termination or Change in Control” on pages 36 to 38 payable to each of the NEOs upon termination or a change in control.

2017 NEO Company Stock Ownership Requirement
The NEOs are required to maintain a pre-defined multiple of base salary in the form of ownership of the Company’s common stock based on the Board established target price for a particular plan year that is to be achieved over a period of three years, in the event the condition is not met. Each of the NEO's total common stock ownership for the year ended December 31, 2017 exceeded the stock ownership requirement. The following table sets forth information about the required share value of the common stock to be owned by each NEO for the year ended December 31, 2017:

Name	2017 Base Salary	2017 Multiple of Base Salary	Required Total Share Value ($) (1)
Todd M. Cleveland	$600,000	4X	$2,400,000
Andy L. Nemeth	450,000	2X	900,000
Jeffrey M. Rodino	375,000	2X	750,000
Kip B. Ellis	325,000	2X	650,000
Joshua A. Boone	275,000	2X	550,000

(1)	Inclusive of the fair value of stock options, restricted stock and restricted stock units, awarded by the Company, and shares purchased by the NEO in the open market.

Supplemental Long-Term Incentive Grant for NEOs
In 2014, Messrs. Rodino and Nemeth received Supplemental Long-Term Incentive Grants (the “Supplemental Grants”) in recognition of their leadership, execution and performance throughout the Company’s five-year strategic planning period ended 2013, in an effort to retain their employment with the Company and to provide an incentive to define, develop, drive, and establish a platform to execute the Company’s five-year strategic plan for the period from 2014 to 2018. At the start of each of the three year performance periods in fiscal 2014, 2015 and 2016, each grant holder received common stock as a portion of their total Supplemental Grant award. The remaining portion of each Supplemental Grant is comprised of Performance Share Units (“PSUs”) to align the Supplemental Grants with shareholder interests of performance, growth and shareholder return.
Each Supplemental Grant cliff vests at the conclusion of the three-year performance periods ending in fiscal 2017, 2018 and 2019 and becomes payable as shares of common stock if the minimum threshold performance is achieved at the end of the performance period. The threshold performance for each grant is 80% of the three-year cumulative EBITDA target for the three-year periods established under the Company’s LTIP discussed above. The payout for threshold performance is 75% of the target award (noted in the table below). The maximum performance for each grant is 125% of the three-year cumulative EBITDA target for the three-year performance periods. The payout for maximum performance under the plan is 125% of the target award (noted in the table below). Unvested PSUs are subject to forfeiture if the Supplemental Grant holder’s employment with the Company is terminated under certain circumstances before the PSUs vest. The Supplemental Grant structure at target performance is also noted in the table below:

Name	Year 1 - 2014 PSU Grant (shares) Threshold/Target/Maximum	Year 2 - 2015 PSU Grant (shares) Threshold/Target/Maximum	Year 3 - 2016 PSU Grant (shares) Threshold/Target/Maximum
Andy L. Nemeth	9,900 / 13,200 / 16,503	9,900 / 13,200 / 16,503	9,900 / 13,200 / 16,503
Jeffrey M. Rodino	9,900 / 13,200 / 16,503	9,900 / 13,200 / 16,503	9,900 / 13,200 / 16,503
In February 2017 (the conclusion of the first three-year performance measurement period), the actual three-year cumulative EBITDA achieved was above the maximum performance level for the PSUs granted in fiscal 2014. In February 2018 (the conclusion of the second three-year performance measurement period), the actual three-year cumulative EBITDA achieved was above the maximum performance level for the PSUs granted in fiscal 2015.

Under the terms of the LTIP, the shares payout for maximum performance is 125% of the target performance. Upon conclusion of the first and second performance measurement periods, Messrs. Rodino and Nemeth each vested in 16,503 shares pertaining to each of those periods.
Performance and Retention - 2017 Stock Option and Stock Appreciation Rights Grants
In fiscal 2017, the Compensation Committee granted Long-Term Incentive Grants under the 2009 Omnibus Incentive Plan (the “2017 Grants”) to each NEO in recognition of the Company’s new five-year strategic plan commencing in fiscal 2016 and the NEOs’ performance and proven leadership and in an effort to retain their employment with the Company. Each 2017 Grant is comprised of stock options and stock appreciation rights ("SARS") to align the 2017 Grants with shareholder interests of performance, growth and stock appreciation. The SARs may be settled in shares of common stock or, at the sole discretion of the Board, in cash. Unvested options and SARS are subject to forfeiture if the NEO’s employment with the Company is terminated prior to vesting.
2017 Grant: Stock Option Vesting
The exercise price of the stock options is $53.83 per share. The stock options vest pro-rata over a four-year period and have nine-year terms.

Name	Stock Option Award (shares)
Todd M. Cleveland	208,845
Andy L. Nemeth	59,670
Jeffrey M. Rodino	30,825
Kip B. Ellis	14,910
Joshua A. Boone	15,915
2017 Grant: SARs
The SARs are divided into four tranches as noted in the table below, vest pro-rata within each of the four tranches over a four-year period, and have nine-year terms.

	Tranche 1	Tranche 2	Tranche 3	Tranche 4	Total SARS
Strike Price of SARS	$53.83	$60.03	$66.93	$74.63
SARs (shares) per tranche by NEO:
Todd M. Cleveland	52,212	52,212	52,212	52,212	208,848
Andy L. Nemeth	14,918	14,918	14,918	14,918	59,672
Jeffrey M. Rodino	7,707	7,707	7,707	7,707	30,828
Kip B. Ellis	3,728	3,728	3,728	3,728	14,912
Joshua A. Boone	3,980	3,980	3,980	3,980	15,920
Executive Retirement Plan and Non-Qualified Excess Plan
Executive Retirement Plan
As part of a long term compensation program established prior to 2007, the Company maintains a non-qualified executive retirement plan (the “Executive Retirement Plan”) for Mr. Nemeth. According to the provisions of the Executive Retirement Plan, Mr. Nemeth is entitled to receive annually 40% of his respective highest annual base wages earned in the last three years prior to retirement or termination from the Company paid over ten years in 260 consecutive bi-weekly payments. No new employees have been invited to participate in the Executive Retirement Plan since January 1, 2007.

Non-Qualified Excess Plan
The Company maintains a voluntary non-qualified deferred compensation plan (the “NQDC Plan”) for its key executives whereby individuals can elect at the beginning of any fiscal year to defer all or a portion of their base wages for that particular year, subject to applicable laws and restrictions. Participants are immediately vested in the plan. There were no material contributions made to the NQDC Plan in 2017.
Perquisites
We believe in a performance-based compensation and benefits package and therefore provide very few perquisites to our NEOs. We provide a car allowance to our NEOs, other executives, corporate managers, and general managers, all of which are included as taxable income.
Benefit Plans
We do not maintain separate benefit plans for our NEOs. They participate in the same health and welfare plans as all of our other general employees with the same deductibles and co-pays. The NEOs also participate in the same 401(k) retirement program as all of the other general employees.
Equity Trading Restrictions
The Company has a policy whereby the mandatory trading blackout period begins two weeks or 14 calendar days prior to the close of trading on the stock market on the last trading day of the fiscal month ending in a reporting period (March, June, September and December) and ends after the expiration of two full stock market trading days following the public release of the financial information for that reporting period. During this period, Section 16 insiders and certain management and other employees who have access to “inside” information are precluded from trading in the public market any types of Company equity securities. Additionally, the Company precludes any Section 16 insider, as defined by the SEC, Director, Officer or Employee from trading in the public market, or any other market, based on information that is not made available to the general public.

Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to certain specified covered employees. Under the rules in effect before 2018, compensation that qualified as "performance-based compensation" under Section 162(m) was deductible without regard to this $1 million limit. The recent Tax Cuts and Jobs Act generally eliminated the performance-based compensation exception under Section 162(m), effective January 1, 2018, subject to a special rule that "grandfathers" certain awards and arrangements that were in effect on or before November 2, 2017. To date, the IRS has not issued guidance interpreting the Tax Cuts and Jobs Act. While the Compensation Committee intended that certain incentive awards granted to our NEOs on or prior to November 2, 2017 be deductible as "performance-based compensation," it cannot assure that result.

We expense equity awards in accordance with Accounting Standards Codification 718 Compensation - Stock Compensation (“ASC 718”). See Note 16 to the Consolidated Financial Statements in our 2017 Annual Report on Form 10-K for the assumptions used in determining the fair value of equity awards consisting of stock options and SARS.

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation paid to our NEOs for the years ended December 31, 2017, 2016 and 2015. There were no stock options awarded to our NEOs for the year ended December 31, 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compensa-tion Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Todd M. Cleveland	2017	$596,154	$150,000	$2,422,638	$6,772,862	$1,912,800	$—	$14,235	$11,868,689
Chief Executive Officer (8)	2016	541,539	—	1,863,575	—	982,800	—	15,164	3,403,078
	2015	539,424	—	1,889,201	—	1,350,090	—	14,708	3,793,423
Andy L. Nemeth	2017	448,077	75,000	1,211,373	1,935,120	1,214,250	15,432	15,750	4,915,002
President (9)	2016	422,475	—	1,409,072	1,590,208	773,575	14,768	16,335	4,226,433
	2015	265,000	70,029	707,312	—	489,971	14,132	15,583	1,562,027
Jeffrey M. Rodino	2017	370,192	50,000	807,510	999,695	926,400	—	11,910	3,165,707
Chief Sales Officer	2016	330,865	—	1,036,381	624,131	573,100	—	12,795	2,577,272
and Executive Vice	2015	271,827	35,040	745,114	—	574,960	—	12,147	1,639,088
President of Sales (10)
Kip B. Ellis	2017	315,385	50,000	565,257	483,559	549,150	—	11,311	1,974,662
Chief Operating Officer
and Executive Vice
President of
Operations (11)
Joshua A. Boone	2017	270,692	50,000	323,112	516,195	447,165	—	7,756	1,614,920
Chief Financial Officer,	2016	219,961	—	111,882	—	200,063	—	7,829	539,735
Vice President of
Finance, and Secretary-
Treasurer (12)

(1) For information on base salaries, see “Base Salary” on page 20.

(2)
The NEOs received discretionary bonus awards for the year ended December 31, 2017, and Messrs. Nemeth and Rodino received a discretionary bonus award for the year ended December 31, 2015. The NEOs did not receive any payments that would be characterized as “Bonus” payments for the fiscal year ended December 31, 2016.

(3)
Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate fair value of stock awards and PSUs granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718.

(4)
Amounts shown do not reflect compensation actually received. Such amount reflects the aggregate fair value of stock options and SARs granted during the year which is generally the total amount that the Company expects, as of the grant date, to expense in its financial statements over the awards vesting schedule in accordance with ASC 718. See Note 16 to the Consolidated Financial Statements in our 2017 Annual Report on Form 10-K for the assumptions used in determining the fair value of each option and SARs award based on the Black-Scholes option-pricing model.

(5)
Amounts shown represent the short-term incentive awards earned in 2017 by each of the NEOs, and approved by the Compensation Committee, based on the achievement of both pre-determined Company performance targets and individual performance targets for 2017. See “Non-Equity Incentive Plan Awards” on pages 20 to 22.

(6)
Amounts shown do not reflect compensation actually received. Such amounts reflect the aggregate change in the present value of the NEO's accumulated benefit under the Executive Retirement Plan and the Non-Qualified Excess Plan. In computing these amounts, the Company uses various assumptions including remaining years of service, estimated discount rates, and present value calculations.

(7) The amounts included in “All Other Compensation” are detailed in the table below:

Name	Year	401(k) Matching Contribution ($)	Other (a) ($)	Total All Other Compensation ($)
Todd M. Cleveland	2017	$495	$13,740	$14,235
	2016	724	14,440	15,164
	2015	268	14,440	14,708
Andy L. Nemeth	2017	810	14,940	15,750
	2016	795	15,540	16,335
	2015	243	15,340	15,583
Jeffrey M. Rodino	2017	810	11,100	11,910
	2016	795	12,000	12,795
	2015	247	11,900	12,147
Kip B. Ellis	2017	611	10,700	11,311
Joshua A. Boone	2017	356	7,400	7,756
	2016	536	11,600	12,136

(a) Amounts shown reflect an automobile allowance, the Company contribution to individual Health Savings Accounts, and health club reimbursement pursuant to the Company’s general health and welfare program.

(8)
Effective January 1, 2016, Mr. Cleveland continued to serve as CEO of the Company, a position he has held since February 2009. Mr. Cleveland was President of the Company from May 2008 to December 31, 2015.

(9)
Mr. Nemeth assumed the position of President of the Company effective January 1, 2016. This position was previously held by Mr. Cleveland from May 2008 to December 31, 2015. Prior to that, Mr. Nemeth was the Chief Financial Officer and Executive Vice President of Finance from May 2004 to December 31, 2015, and Secretary-Treasurer from 2002 to December 31, 2015.

(10)
Mr. Rodino was appointed Chief Sales Officer (“CSO”) of the Company effective September 26, 2016. In addition to his CSO position, Mr. Rodino serves as the Executive Vice President of Sales, a position he has held since December 2011. Prior to that, he served as the Chief Operating Officer of the Company from March 2013 to September 25, 2016.

(11)	Mr. Ellis was appointed Chief Operating Officer and Executive Vice President of Operations of the Company effective September 26, 2016. He became an NEO in 2017.

(12)	Mr. Boone was appointed Chief Financial Officer, Vice President of Finance, and Secretary-Treasurer of the Company effective January 1, 2016. He became an NEO in 2016.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, the Company is providing information about the relationship of the annual total compensation of its employees and the annual total compensation of the CEO during 2017. The total annual compensation of our median employee based on total annual compensation (other than our CEO), was $35,741. The annual total compensation of the CEO was $11,868,689. Based on this information, the ratio of the total compensation of the CEO for fiscal 2017 to the median employee’s total annual compensation is 332 to 1. Accounting for the routine annual elements of CEO compensation (excluding a one-time retention/performance long-term incentive grant consisting of option awards and SARS of $6,772,862), the total compensation for the CEO would be $5,095,827 and the ratio of the total compensation of the CEO for fiscal 2017 to the median employee's total annual compensation using this adjusted total CEO compensation would be 143 to 1.

This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on the Company’s payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.  As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates used were as follows:

1.	The median employee was identified using active employee information as of November 15, 2017.

2.
Fiscal 2017 earnings (gross pay) of cash compensation were used as the consistently applied compensation measure to identify the median employee within the employee population. Cash compensation is the most prevalent measure of pay across the organization. Using this methodology, the median employee was determined to be a full-time, hourly, United States-based employee.

3.	The total compensation of the CEO for fiscal 2017 was $11,868,689, which is the total of the compensation amounts reported in the Summary Compensation Table on page 28.
The Board did not take into account the CEO pay ratio in setting the compensation of the NEOs.

Grants of Plan-Based Awards During Fiscal Year 2017
The table below sets forth information on grants in 2017 to the NEOs of estimated payouts under non-equity incentive plan awards as set forth under “Non-Equity Incentive Plan Awards” on pages 20 to 22, estimated payouts under equity incentive plan awards as set forth under “Long-Term Incentive Plan” on pages 22 to 24, “Supplemental Long-Term Incentive Grant for NEOs” as set forth on pages 25 and 26, “Performance and Retention - 2017 Stock Option and Stock Appreciation Rights Grants” on page 26, and of stock awards and all other option awards as set forth in the “Summary Compensation Table” on pages 27 to 29. The Company’s policy is generally to grant equity awards effective on the date the Compensation Committee approves such awards.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards:# of Shares of Stock or Units (#) (3)	All Other Option Awards: # of Securities Underlying Options (#) (4)	Exercise or Closing Market Price on Grant Date ($ Per Share) (5)	Grant Date Fair Value of Stock and Option Awards/ SARs ($) (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd M. Cleveland	1/17/2017	$600,000	$1,200,000	$2,400,000	12,858	25,715	38,573	6,429	—	$53.83	$2,422,638
	1/17/2017								208,845	53.83	3,709,944
	1/17/2017								52,212	53.83	927,499
	1/17/2017								52,212	60.03	816,168
	1/17/2017								52,212	66.93	709,765
	1/17/2017								52,212	74.63	609,486
Andy L. Nemeth	1/17/2017	375,000	750,000	1,500,000	6,429	12,858	19,287	3,215	—	53.83	1,211,373
	1/17/2017								59,760	53.83	1,059,984
	1/17/2017								14,918	53.83	265,005
	1/17/2017								14,918	60.03	233,195
	1/17/2017								14,918	66.93	202,794
	1/17/2017								14,918	74.63	174,142
Jeffrey M. Rodino	1/17/2017	300,000	600,000	1,200,000	4,286	8,571	12,857	2,143	—	53.83	807,510
	1/17/2017								30,825	53.83	547,579
	1/17/2017								7,707	53.83	136,908
	1/17/2017								7,707	60.03	120,474
	1/17/2017								7,707	66.93	104,768
	1/17/2017								7,707	74.63	89,966
Kip B. Ellis	1/17/2017	175,000	350,000	700,000	3,000	6,000	9,000	1,500	—	53.83	565,257
	1/17/2017								14,910	53.83	264,863
	1/17/2017								3,728	53.83	66,225
	1/17/2017								3,728	60.03	58,275
	1/17/2017								3,728	66.93	50,678
	1/17/2017								3,728	74.63	43,518
Joshua A. Boone	1/17/2017	142,500	285,000	570,000	1,715	3,429	5,144	858	—	53.83	323,112
	1/17/2017								15,915	53.83	282,715
	1/17/2017								3,980	53.83	70,701
	1/17/2017								3,980	60.03	62,215
	1/17/2017								3,980	66.93	54,104
	1/17/2017								3,980	74.63	46,460

(1)
The related performance targets and results are described in detail under “Non-Equity Incentive Plan Awards” on pages 20 to 22. For the actual non-equity incentive awards, see the “Summary Compensation Table” on pages 27 to 29.

(2)
Restricted shares granted in fiscal 2017 under the 2017 LTIP that are Performance-Contingent based will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period ending on December 31, 2019. See “Long-Term Incentive Plan” on pages 22 to 24.

(3)	These shares represent the Time-Based restricted stock awards granted in fiscal 2017 that vest on the third anniversary of the grant date. See “Long-Term Incentive Plan” on pages 22 to 24.

(4)
These stock options and SARs were granted on January 17, 2017 and were 100% unvested as of December 31, 2017. Both the stock options and SARs vest pro-rata over four years commencing on January 17, 2018, are exercisable at various exercise prices, and expire after nine years. Unvested options and SARs are subject to forfeiture if the NEO’s employment with the Company is terminated before the options or SARs vest. See “Performance and Retention - 2017 Stock Option and Stock Appreciation Rights Grants” on page 26.

(5)
Represents the closing price of the Company’s stock on the NASDAQ stock market on the grant date for the Time-Based and Performance-Contingent based stock awards and the exercise/strike price of the stock options and SARs awards.

(6)	Represents the fair value of stock awards, stock options and SARs as of the grant date computed in accordance with ASC 718.
Outstanding Equity Awards at December 31, 2017

The following tables summarize the outstanding equity awards held by the NEOs as of December 31, 2017.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (2)
Todd M. Cleveland	1/17/2017	6,429	446,494	38,573	2,678,895
	2/23/2016	9,615	667,762	57,695	4,006,918
	2/16/2015	12,930	897,989	77,588	5,388,487
Andy L. Nemeth	1/17/2017	3,215	223,282	19,287	1,339,482
	2/23/2016	5,385	373,988	32,309	2,243,860
	2/16/2015	2,326	161,541	13,967	970,008
Jeffrey M. Rodino	1/17/2017	2,143	148,831	12,857	892,919
	2/23/2016	3,462	240,436	20,771	1,442,546
	2/16/2015	2,586	179,598	15,518	1,077,725
Kip B. Ellis (4)	1/17/2017	1,500	104,175	9,000	625,050
	4/11/2016	3,000	208,350	—	—
Joshua A. Boone	1/17/2017	858	59,588	5,144	357,251
	2/23/2016	578	40,142	3,463	240,505
	2/16/2015	1,125	78,131	—	—

(1)
Restricted share grants related to Time-Based share awards, which were approved by the Board on January 17, 2017, April 11, 2016, February 23, 2016 and February 16, 2015, will fully vest on the third anniversary of the grant date or January 17, 2020, April 11, 2019, February 23, 2019 and February 16, 2018, respectively. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

(2)	Based on a market price of $69.45 per share which was the NASDAQ Stock Market closing price on December 31, 2017.

(3)
Restricted share grants related to Performance-Contingent based share awards, which were approved by the Board on January 17, 2017, February 23, 2016 and February 16, 2015, will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Unvested restricted stock awards are subject to forfeiture under certain circumstances if the NEO’s employment with the Company is terminated before the shares vest.

(4)
Mr. Ellis' restricted share grant dated April 11, 2016 reflects 3,000 shares that will fully vest on the third anniversary of the grant date or April 11, 2019. These shares were granted to Mr. Ellis in his role as the Company’s Vice-President of Market Development prior to his assuming his officer role of Chief Operating Officer and Executive Vice-President of Operations in September 2016.

		Options/SARs Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable (1)	Options/SARs Exercise Price ($)	Options/SARs Expiration Date
Todd M. Cleveland	1/17/2017	—	208,845	53.83	1/17/2026
	1/17/2017	—	52,212	53.83	1/17/2026
	1/17/2017	—	52,212	60.03	1/17/2026
	1/17/2017	—	52,212	66.93	1/17/2026
	1/17/2017	—	52,212	74.63	1/17/2026
	12/18/2013	75,000	—	12.30	12/18/2022
	12/18/2013	18,749	—	12.30	12/18/2022
	12/18/2013	18,749	—	14.75	12/18/2022
	12/18/2013	18,749	—	17.71	12/18/2022
	12/18/2013	18,749	—	21.25	12/18/2022
Andy L. Nemeth	1/17/2017	—	59,760	53.83	1/17/2026
	1/17/2017	—	14,918	53.83	1/17/2026
	1/17/2017	—	14,918	60.03	1/17/2026
	1/17/2017	—	14,918	66.93	1/17/2026
	1/17/2017	—	14,918	74.63	1/17/2026
	9/26/2016	18,360	55,080	40.95	9/26/2025
	9/26/2016	4,590	13,770	40.95	9/26/2025
	9/26/2016	4,590	13,770	47.51	9/26/2025
	9/26/2016	4,590	13,770	55.11	9/26/2025
	9/26/2016	4,590	13,770	63.93	9/26/2025
Jeffrey M. Rodino	1/17/2017	—	30,825	53.83	1/17/2026
	1/17/2017	—	7,707	53.83	1/17/2026
	1/17/2017	—	7,707	60.03	1/17/2026
	1/17/2017	—	7,707	66.93	1/17/2026
	1/17/2017	—	7,707	74.63	1/17/2026
	9/26/2016	7,206	21,618	40.95	9/26/2025
	9/26/2016	1,802	5,404	40.95	9/26/2025
	9/26/2016	1,802	5,404	47.51	9/26/2025
	9/26/2016	1,802	5,404	55.11	9/26/2025
	9/26/2016	1,802	5,404	63.93	9/26/2025
Kip B. Ellis	1/17/2017	—	14,910	53.83	1/17/2026
	1/17/2017	—	3,728	53.83	1/17/2026
	1/17/2017	—	3,728	60.03	1/17/2026
	1/17/2017	—	3,728	66.93	1/17/2026
	1/17/2017	—	3,728	74.63	1/17/2026
	9/26/2016	2,328	6,984	40.95	9/26/2025
	9/26/2016	582	8,730	40.95	9/26/2025
	9/26/2016	582	8,730	47.51	9/26/2025
	9/26/2016	582	8,730	55.11	9/26/2025
	9/26/2016	582	8,730	63.93	9/26/2025
Joshua A. Boone	1/17/2017	—	15,915	53.83	1/17/2026
	1/17/2017	—	3,980	53.83	1/17/2026
	1/17/2017	—	3,980	60.03	1/17/2026
	1/17/2017	—	3,980	66.93	1/17/2026
	1/17/2017	—	3,980	74.63	1/17/2026

(1)
Both the stock options and SARs that were granted to Mr. Cleveland in 2013 vested pro-rata over three years, commencing on December 18, 2014, and expire after nine years. The stock options and SARs that were granted to Messrs. Nemeth, Rodino and Ellis in 2016 vest pro-rata over four years, commencing on September 26, 2017, and expire after nine years. The stock options and SARs that were granted to Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone in 2017 vest pro-rata over four years, commencing on January 17, 2018, and expire after nine years. Unvested options and SARs are subject to forfeiture if the NEO’s employment with the Company is terminated under certain circumstances before the options or SARs vest.

		Performance Stock Units
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (2)
Andy L. Nemeth	2/23/2016	13,200	916,740
	3/30/2015	13,200	916,740
Jeffrey M. Rodino	2/23/2016	13,200	916,740
	3/30/2015	13,200	916,740

(1)
Restricted share grants related to PSUs, which were approved by the Board on February 23, 2016, and March 30, 2015, will vest if target EBITDA performance is achieved at the conclusion of the cumulative three-year performance measurement period. Unvested PSUs are subject to forfeiture if the NEO’s employment with the Company is voluntarily terminated before the shares vest. See "Supplemental Long-Term Incentive Grant for NEOs" on pages 25 and 26 for additional details.

(2)	Based on a market price of $69.45 per share which was the NASDAQ Stock Market closing price on December 31, 2017.
Stock Options and Stock Appreciation Rights Exercises and Stock Vested in Fiscal 2017
The following table sets forth information about the value realized by the NEOs on vesting of stock awards and PSUs, and the exercise of stock options and SARS in 2017.

	Stock Options/SARS		Stock Awards / PSUs
Name	Number of Shares Acquired on Exercise (#)(1)(2)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)(3)(4)(5)	Value Realized on Vesting ($)(3)(4)
Todd M. Cleveland	131,656	6,209,875	111,776	5,828,826
Andy L. Nemeth	—	—	29,969	1,593,275
Jeffrey M. Rodino	—	—	30,477	1,619,792
Kip B. Ellis	—	—	—	—
Joshua A. Boone	—	—	1,125	54,713

(1)
The number of shares acquired on exercise in 2017 related to stock options was 75,000 shares for Mr. Cleveland. The value realized on exercise was based on the difference between the market price per share of the common stock on the date of exercise and the option exercise price.

(2)
The net number of shares acquired on exercise in 2017 was 56,656 shares of a total of 100,000 SARS for Mr. Cleveland. The determination of the net number of shares acquired and the related value realized on exercise was based on the difference between the market price per share of the common stock on the date of exercise and the exercise price of the SARs in each of the four tranches. See the “Stock Appreciation Rights (SARs)” section of Note 16 to the Consolidated Financial Statements in our 2017 Annual Report on Form 10-K for a description of individual exercise prices related to the four tranches of the SARs awarded to Mr. Cleveland in 2013.

(3)
The number of shares acquired on vesting in 2017 related to Time-Based share awards was 15,968 shares for Mr. Cleveland, 1,923 shares for Mr. Nemeth and 1,995 shares for Mr. Rodino. The value realized on vesting for Messrs. Cleveland, Nemeth and Rodino was based on a market price of $52.23 per share, which was the Nasdaq Stock Market closing price on February 17, 2017, times the total number of shares acquired on vesting. The number of shares acquired on vesting in 2017 related to Time-Based share awards was 1,125 shares for Mr. Boone and value realized on vesting was based on a market price of $48.63 per share, which was the Nasdaq Stock Market closing price on July 7, 2017, times the total number of shares acquired on vesting.

(4)
The number of shares acquired on vesting in 2017 related to Performance-Contingent share awards was 95,808 shares for Mr. Cleveland, 11,543 shares for Mr. Nemeth and 11,979 shares for Mr. Rodino. The value realized on vesting was based on a market price of $52.13 per share, which was the Nasdaq Stock Market closing price on January 20, 2017 (the date the performance conditions were met), times the total number of shares acquired on vesting.

(5)
The number of shares acquired on vesting in 2017 related to Year 1 of PSUs share awards was 16,503 shares for Mr. Nemeth and 16,503 shares for Mr. Rodino. The value realized on vesting was based on a market price of $54.00 per share, which was the Nasdaq Stock Market closing price on February 6, 2017 (the date the performance conditions were met), times the total number of shares acquired on vesting.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (1)	Weighted average exercise price of outstanding options and rights	Number of securities remaining for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by security holders	1,084,947	$49.24	1,099,821
Equity compensation plans not approved by security holders	—	N/A	—
Total	1,084,947	$49.24	1,099,821

(1)	The number of securities represented is the amount of shares to be issued upon exercise of outstanding options and SARs as of December 31, 2017.

(2)	Represents the number of net shares available for future awards under the 2009 Omnibus Incentive Plan as of December 31, 2017.

Non-Qualified Deferred Compensation
The following table sets forth information about the participation of the NEOs in the Executive Retirement Plans and the Non-Qualified Excess Plan, and is set forth in the “Summary Compensation Table” under the caption “Change in Pension Value and Non-Qualified Deferred Compensation Earnings”:

Name	Executive Contribution in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of Last FYE ($) (2)
Todd M. Cleveland	—	—	—	—	—
Andy L. Nemeth (3)	—	—	$15,432	—	$210,267
Jeffrey M. Rodino	—	—	—	—	—
Kip B. Ellis	—	—	—	—	—
Joshua A. Boone	—	—	—	—	—

(1)	Represents the interest for the current fiscal year associated with the annuity.

(2)
Represents the present value of an annuity as of December 31, 2017 to be paid at retirement pursuant to the terms of the Executive Retirement Plan agreement. The aggregate balance as of January 1, 2017 was $194,835.

(3)
According to the provisions of the Executive Retirement Plan, payments of the annuity for Mr. Nemeth will commence prior to his eligible retirement age over a 10-year vesting period due to death or disability.

Messrs. Cleveland, Rodino, Ellis and Boone did not participate in the Executive Retirement Plan as no new employees have been invited to participate in the plan since January 1, 2007. See “Executive Retirement Plan and Non-Qualified Excess Plan” summary descriptions on pages 26 and 27.

Employment Contracts
The Company has entered into Employment Agreements with Messrs. Cleveland, Nemeth, Rodino, Ellis and Boone, pursuant to which they agreed to serve as executive officers of the Company. The Agreements contain a non-compete clause and certain other stipulations and provide for a severance package that includes twelve (12) months base salary. Under the Agreements, voluntary termination or termination for cause or retirement shall not result in any obligation of the Company to make payments. Upon termination for good reason, each NEO would receive his annual non-equity incentive bonus for the year in which the termination occurs and one year of base salary. Upon involuntary termination due to death or disability, all unvested time-based stock awards will be accelerated, and performance-based stock awards shall continue to vest subject to the achievement of the performance criteria for such awards.
Potential Payments Upon Termination or Change in Control
We believe that the Company should provide reasonable severance benefits to our NEOs and other general employees that are fair and commensurate with their job duties, functions, and responsibilities. We believe it is important to protect our key employees in the event of a change in control and it is also in the best interest of the Company to obtain a release from employees whose employment is terminated as well as a non-compete agreement from certain employees in the form of an employment agreement. The following table summarizes the employment agreements at December 31, 2017 for our NEOs in the event they are terminated without cause or upon change in control. In addition to reasonable severance benefits, our NEOs, other executives, and general employees who have received long-term incentive awards (in the form of restricted stock grants, PSUs, stock options and SARS) are immediately vested in all restricted incentive awards granted as defined in the terms and conditions of the LTI grant.

Name	Severance Benefits Upon Termination Without Cause or Upon Change in Control (1)	Non-Compete	Confidentiality Agreement
Todd M. Cleveland	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Andy L. Nemeth	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Jeffrey M. Rodino	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Kip B. Ellis	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite
Joshua A. Boone	12 Months Base Salary and Insurance Benefits	2 Years	Indefinite

(1)	Employee is required to sign a mutual release of claims in a form satisfactory to the Company.

Based on the employment and compensation arrangements in effect as of December 31, 2017 and assuming a hypothetical termination date of December 31, 2017, including the price of the Company’s common stock on that date, the benefits upon termination without cause or upon a change in control, and termination due to death or disability for our NEOs would have been as follows in the table below. Per the NEOs’ employment agreements, there are no benefits payable to the NEOs for termination for cause. Upon termination for good reason, each NEO would receive his annual non-equity incentive bonus for the year in which the termination occurs and one year of base salary. Upon involuntary termination due to death or disability, all unvested time-based stock awards will be accelerated, and performance-based stock awards shall continue to vest subject to the achievement of the performance criteria for such awards.

Name / Benefit	Termination Without Cause	Change in Control	Termination Due to Death or Disability
Todd M. Cleveland
Base salary	$600,000	$600,000	$—
Acceleration of long-term incentives (1)	14,086,545	14,086,545	14,086,545
Acceleration of long-term performance stock units (2)	—	—	—
Acceleration of stock options/SARs exercise (3)	4,701,122	4,701,122	4,701,122
Annual non-equity incentive bonus (4)	1,912,800	1,912,800	1,912,800
Total benefits	$21,300,467	$21,300,467	$20,700,467
Andy L. Nemeth
Base salary	$450,000	$450,000	$—
Acceleration of long-term incentives (1)	5,312,161	5,312,161	5,312,161
Acceleration of long-term performance stock units (2)	1,833,480	1,833,480	1,833,480
Acceleration of stock options/SARs exercise (3)	3,357,736	3,357,736	3,357,736
Annual non-equity incentive bonus (4)	1,214,250	1,214,250	1,214,250
Total benefits	$12,167,627	$12,167,627	$11,717,627
Jeffrey M. Rodino
Base salary	$375,000	$375,000	$—
Acceleration of long-term incentives (1)	3,982,055	3,982,055	3,982,055
Acceleration of long-term performance stock units (2)	1,833,480	1,833,480	1,833,480
Acceleration of stock options/SARs exercise (3)	1,689,941	1,689,941	1,689,941
Annual non-equity incentive bonus (4)	926,400	926,400	926,400
Total benefits	$8,806,876	$8,806,876	$8,431,876
Kip B. Ellis
Base salary	$325,000	$325,000	$—
Acceleration of long-term incentives (1)	937,575	937,575	937,575
Acceleration of long-term performance stock units (2)	—	—	—
Acceleration of stock options/SARs exercise (3)	591,078	591,078	591,078
Annual non-equity incentive bonus (4)	549,150	549,150	549,150
Total benefits	$2,402,803	$2,402,803	$2,077,803
Joshua A. Boone
Base salary	$275,000	$275,000	$—
Acceleration of long-term incentives (1)	775,617	775,617	775,617
Acceleration of long-term performance stock units (2)	—	—	—
Acceleration of stock options/SARs exercise (3)	358,281	358,281	358,281
Annual non-equity incentive bonus (4)	447,165	447,165	447,165
Total benefits	$1,856,063	$1,856,063	$1,581,063

(1)
Represents the market value of both unearned time-based and performance-based shares or units of restricted stock that have not vested based on a market price of $69.45 per share, which was the NASDAQ Stock Market closing price on December 31, 2017. Termination without cause includes the right for the performance-based shares to continue to vest after termination subject to meeting certain performance criteria for such awards. Amount in table assumes the maximum performance metric of the performance award has been achieved. Upon a change in control, the performance-based shares vest immediately.

(2)
Represents the market value of unearned PSUs that have not vested based on a market price of $69.45 per share, which was the NASDAQ Stock Market closing price on December 31, 2017. Unvested PSUs are subject to forfeiture if the NEO’s employment with the Company is terminated under certain circumstances before the PSUs vest. Amount in table assumes the target performance threshold under the PSU award has been achieved. See “Supplemental Long-Term Incentive Grant for NEOs” on pages 25 and 26.

(3) Represents the market value of unexercisable stock options and SARs that have not vested based on the difference between the market price of $69.45 per share, which was the NASDAQ Stock Market closing price on December 31, 2017, and the option or SARs exercise price.

(4)
Represents the short-term non-equity incentive award earned in 2017, and approved by the Compensation Committee, based on the achievement of both pre-determined Company performance targets and individual performance targets for 2017. See "Summary Compensation Table" on pages 27 to 29.

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee:
Walter E. Wells (Chairman)
John A. Forbes
Michael A. Kitson
M. Scott Welch

RELATED PARTY TRANSACTIONS
In 2017, the Company entered into transactions with companies affiliated with two of our independent Board members:

•
Purchased approximately $1.0 million of corrugated packaging materials from Welch Packaging Group (“Welch”), an independently owned company established by M. Scott Welch, who also serves as the President and CEO of Welch; and

•	Sold approximately $0.4 million of RV component products to DNA Enterprises, Inc. (“DNA”). Walter E. Wells’ son serves as the President of DNA.

Review, Approval or Ratification of Transactions with Related Persons
We have no formal policy related to the approval of related party transactions. However, the Company undergoes specific procedures when evaluating related party transactions. A related party transaction is generally reported to the Chief Executive Officer or Chief Financial Officer, who assists in gathering the relevant information about the transaction and presents the information to the Board or one of its Committees. The Board then approves, ratifies, or rejects the transaction. The related party transactions with companies affiliated with two of the Company’s board members described above were approved by the Board consistent with these procedures.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2017 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker, or other nominee. Upon written or oral request to Joshua A. Boone-Secretary, we will provide a separate copy of the Annual Report for the year ended December 31, 2017 or Notice of Annual Meeting and Proxy Statement.

OTHER MATTERS
A copy of our Annual Report on Form 10-K for the year ended December 31, 2017, excluding certain of the exhibits thereto, may be obtained without charge by writing to Joshua A. Boone-Secretary, Patrick Industries, Inc., 107 West Franklin Street, P.O. Box 638, Elkhart, Indiana 46515-0638.
The Board knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.
Shareholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided.

By Order of the Board of Directors,
/s/ Joshua A. Boone
Joshua A. Boone Secretary
April 30, 2018

Appendix A: Proposed Amendment to Articles of Incorporation

Bylaws. Except as otherwise expressly provided in these Articles of Incorporation or by the Corporation Law, the Bylaws of the Corporation may be made, altered, amended or repealed by either (1) the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, or (2) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article IX as a single voting group, in the case of all provisions of the Bylaws.

PATRICK INDUSTRIES, INC.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 15, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 15, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43042-P05198 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PATRICK INDUSTRIES, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect eight directors to the Board of Directors to serve until the 2019 Annual Meeting of Shareholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joseph M. Cerulli
02) Todd M. Cleveland
03) John A. Forbes
04) Paul E. Hassler
05) Michael A. Kitson
06) Andy L. Nemeth
07) M. Scott Welch
08) Walter E. Wells

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E43043-P05198

PATRICK INDUSTRIES, INC.

PATRICK INDUSTRIES, INC.
Annual Meeting of Shareholders
May 16, 2018 10:00 AM (EDT)
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Todd M. Cleveland and Andy L. Nemeth, or either of them, as the undersigned's proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the undersigned's Common Stock in PATRICK INDUSTRIES, INC. at the Annual Meeting of Shareholders to be held at 10:00 AM (EDT) on Wednesday, May 16, 2018, at The Studio-Patrick Design Center, 420 Roske Drive, Elkhart, Indiana 46516, and at any adjournment or postponement thereof, with the same authority as if the undersigned were personally present.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If this proxy is properly executed but no such directions are made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side